Exhibit 1

Rio de Janeiro, September 23, 2019.

B3 S.A. – Brasil, Bolsa, Balcão

Ms. Ana Lucia da Costa Pereira

Superintendence of Issuers Listings and Monitoring (Superintendência de Listagem e Supervisão de Emissores)

c.c.:  Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM)

Mr. Fernando Soares Vieira – Superintendence of Corporate Relations (Superintendência de Relações com Empresas)

Mr. Francisco José Bastos Santos – Superintendence of Market and Agent Relations (Superintendência de Relações com o Mercado e Intermediários)

Re.: Official Letter B3 854/2019-SLS

Dear Sirs,

In compliance with the Official Letter B3 854/2019–SLS from B3 S.A. – Brasil, Bolsa, Balcão (“B3“), dated September 20, 2019, in which Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”) was requested to clarify the news article published in the press by the newspaper Valor Econômico on September 20, 2019, entitled “Oi tries to sell stake in Unitel and issue secured debt,” as transcribed below, the Company hereby clarifies as follows:

“Dear Sirs,

A news article published by Valor Econômico on September 20, 2019 entitled “Oi tries to sell stake in Unitel and issue secured debt,” includes, among other information, statements that:

1.               On the cusp of initiating a change in its management, Oi is simultaneously committed to selling its stake in the Angolan operator Unitel and raising R$2.5 billion through the issuance of secured debt;

2.               The bonds to be issued are expected to mature in between three and five years and may be redeemed earlier;

3.               In addition to working towards making fundraising possible, Oi has reaffirmed to investors that it intends to close the sale of its 25% stake in Unitel this year;

4.               Even if Oi manages to close the sale of its stake in Unitel, it is likely that Oi will move forward with the issuance of R$2.5 billion of secured debt as a way to reinforce the company’s cash position and guarantee the necessary resources for the strategic plan announced in July by the company in judicial reorganization.

5.               We ask for clarification of these statements by September 23, 2019, with your confirmation or denial, as well as other information considered important.”

Rua Humberto de Campos, 425 – 8º floor Rio de Janeiro - CEP 22430-190 State of Rio de Janeiro	www.oi.com.br

In this regard, Oi reiterates the information the Company has already widely disseminated on several occasions about its strategic planning in the context of the judicial reorganization process, including, for example, the Notices to the Market dated June 13, July 11, August 16 and September 2, 2019, the information provided by the Company in its most recent quarterly earnings release, and the Strategic Plan itself, disclosed on July 16, 2019.

Further to the above, Oi emphasizes that it has been pursuing strategic alternatives for the future and working on different initiatives with the purpose of improving its operational and financial performance by means of a sustainable model.

Therefore, in compliance with its fiduciary duty, Oi’s Management has been analyzing all alternatives at its disposal and continuously assessing opportunities to optimize its capital structure and maximize the Company’s value, especially those provided for in the Judicial Reorganization Plan. In this context, among the multiple fronts of action, the Management has been particularly focused on the plan for the sale of non-core assets and the short-term generation of liquidity, in order to ensure the performance of the Company’s investment plan and the sustainability of those investments.

For this reason, Oi reaffirms its commitment to keep its shareholders and the market informed with respect to relevant and material aspects of its businesses and reiterates that investors and the market in general should be guided solely by the official disclosures made by the Company.

These are the clarifications we have in connection with the Official Letter, and we remain at your disposal for any further clarification.

Sincerely,

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Rua Humberto de Campos, 425 – 8º floor Rio de Janeiro - CEP 22430-190 State of Rio de Janeiro	www.oi.com.br